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                           Company Press Release
                      Old Kent Financial Corporation


              Old Kent to Acquire First Evergreen Corporation


GRAND RAPIDS, Mich. -- David J. Wagner, Chairman and CEO of Old Kent Financial Corporation, and Kenneth J. Ozinga, Chairman and President of First Evergreen Corporation, announced today that they have signed a definitive agreement for the merger of First Evergreen into Old Kent.

First Evergreen is a bank holding company headquartered in Evergreen Park, Illinois, with assets of $1.9 billion and deposits of $1.7 billion as of March 31, 1998. It is the parent of First National Bank of Evergreen Park. First Evergreen provides banking services through 8 offices in Cook County.

Mr. Wagner stated, "The addition of First Evergreen to our Chicagoland franchise doubles our deposit market share in Chicago, moving Old Kent to seventh largest overall. With no overlap, this will allow us to expand our customer service reach to new communities, providing more opportunity to sell Old Kent's broad array of retail and commercial products and services."

"The merger further extends Old Kent's presence in our core markets. Through a community oriented focus, First Evergreen built the number one deposit market share in three communities, Evergreen Park, Oak Lawn, and Orland Park. The stable growth in households, population, and employment in these markets will provide strong demand for Old Kent banking products and services. This transaction meets all of our acquisition strategy criteria and, most importantly, is expected to be accretive to earnings in 1999."

Mr. Wagner further stated, "We consider First Evergreen to be a fine banking franchise. Mr. Ozinga and the other members of management at First Evergreen have built an excellent organization."

According to Mr. Ozinga, "First Evergreen is highly committed to providing full-service commercial banking products and services to the communities it serves. This affiliation will expand the capabilities we deliver today, and we believe our customers will be best served as a result of the merger."

The merger is subject to approval by First Evergreen shareholders and regulatory agencies. It is expected to be completed in the fourth quarter of 1998.

The merger will be structured as a "pooling-of-interests" for accounting purposes and as a tax free exchange of shares. First Evergreen



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shareholders will receive 12.2 million shares of Old Kent stock, using an exchange ratio of 30.5059 for each share of First Evergreen. Old Kent anticipates approximately $25 million of one-time merger related charges, and cost savings of approximately 30% or about $12 million annually. Based on the current market value of Old Kent stock, the total value of the transaction would be $488 million. The combined company is expected have a market capitalization of over $4 billion.

The merger agreement contains a provision which would allow First Evergreen the right to terminate the planned merger, if Old Kent's average common stock price falls below certain pre-determined levels, prior to closing. The merger agreement also provides Old Kent a "lock up" option to purchase 19.99% of First Evergreen shares under certain specified circumstances.

Old Kent also noted that its stock repurchase program would be unaffected by this proposed transaction. This program was authorized in June 1997 and later amended to allow for the effect of a 2-for-1 stock split paid in December 1997. Through March 31, 1998, the Corporation had repurchased approximately 4.4 million shares of Old Kent Common Stock, or about 73% of the total 6 million shares authorized for reacquisition. Under this program, shares intended for anticipated future stock dividends are reacquired ratably on a quarterly basis. Also, shares intended for reissue in connection with dividend reinvestment and employee stock plans are reacquired quarterly as needed to maintain shares reserved for those purposes at a level consistent with anticipated permissible needs. At March 31, 1998, Old Kent had remaining authorization to repurchase approximately 1.6 million shares of its stock over the next four months.

Old Kent Financial Corporation is a bank holding company headquartered in Grand Rapids, Michigan, whose affiliate banks operate over 200 full service offices in Michigan and Illinois, and 114 mortgage lending sites in 27 states. At March 31, 1998, Old Kent had total assets of $14.2 billion.

                            SUMMARY FINANCIAL DATA
                                                      OLD KENT              FIRST
                                                      --------            EVERGREEN
                                                                          ---------
                             QUARTER ENDED                       DECEMBER 31,
                             MARCH 31, 1998             1997                 1997
                             --------------             ----                 ----
Earnings Summary

Basic Earnings Per Share             $0.50                   $1.90             $45.17
Diluted Earnings
       Per Share                     $0.50                   $1.88             $45.17
Net Income                 $    46,174,000         $   180,304,000     $   18,114,000

Balance Sheet Data


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Total Loans                $ 8,214,299,000         $ 8,469,477,000     $  674,440,000
Total Interest-earning
       Assets               13,025,214,000          12,648,004,000      1,832,564,000
Core Deposits                9,428,081,000           9,552,811,000      1,529,723,000
Total Deposits              10,299,363,000          10,228,290,000      1,700,620,000
Total Assets                14,220,022,000          13,773,522,000      1,933,096,000
Shareholders' Equity         1,008,319,000           1,027,453,000        198,142,000

FORWARD LOOKING INFORMATION

This news release contains certain estimates and projections regarding each of Old Kent Financial Corporation and First Evergreen Corporation and the combined company following the merger, including estimates and projections relating to cost savings, revenue enhancements and accretion that may be realized from the merger, and certain merger-related charges expected to be incurred in connection with the transaction. These estimates and projections constitute forward-looking statements which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger might not be fully realized or realized within the expected time frame; (2) revenues following the merger may be lower than expected; (3) competitive pressures among depository institutions may increase significantly; (4) costs or difficulties related to the integration of the business may be encountered;
(5) changes in the interest rate environment may reduce net interest income; (6) general economic conditions may deteriorate, either nationally or in the states in which the combined company will be doing business; and
(7) legislation or regulatory changes may adversely affect the businesses in which the combined company would be engaged.

           Old Kent Financial Corporation (OKEN) Acquisition of
                    First Evergreen Corporation (FIVR)
 Announcement Date:                                 4/22/98
 Total Acquisition Price (000's):            $      488,000
 Acquisition Price Per Share:                $     1,220.23
 Price to Book Value:                                   246%
 Price to Tangible Book Value:                          251%
 Adj. Deal Price to 6.5% Common Equity:                 388%
 Price to LTM Earnings Per Share:                      26.9x
 Premium over Tangible Book Value
    to Deposits:                                       16.8%
 Deal Price to Assets                                  25.2%
 Accounting Method:                                 Pooling
 Consideration:                                  Common St.



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
                                      BUYER           SELLER
    Ticker:                            OKEN            FIVR
 Stock Price
    (previous day):                $     40.000     not traded
 Current Financial
    Period:                            12/31/97   $   12/31/97
 Assets (000's):                   $ 13,773,522   $  1,933,096
 Loans (000's):                    $  8,469,477   $    674,440
 Deposits (000's):                 $ 10,228,290   $  1,700,620
 Equity (000's):                   $  1,027,453   $    198,142
 YTD ROAA:                                 1.36%          0.94%
 YTD ROAE:                                17.55%          9.51%
 YTD NIM:                                  4.34%          2.89%
 YTD Noninterest Exp./
    Total Revenue:                        61.16%         58.44%
 Tangible Equity/
    Tangible Assets:                       6.56%         10.07%

- First Evergreen Corporation is headquartered in Evergreen Park, Illinois with 8 branches in southwestern Chicago. The company provides full service commercial banking through its wholly-owned subsidiary First National Bank of Evergreen Park. The bank provides its services primarily to three communities; Evergreen Park, Oak Lawn and Orland Park.

- Old Kent Financial Corporation is headquartered in Grand Rapids, Michigan with affiliate banks operating over 200 full service offices in Michigan and Illinois, and 114 mortgage lending sites in 27 states. The company's non-banking subsidiaries participate in investment services, brokerage services, leasing services and insurance services.

Financial Issues:

- Shareholders of First Evergreen will receive 12.2 million shares of Old Kent common stock. This is an exchange ratio of 30.5059 for each First Evergreen share.

- Walkaways: Available if Old Kent's average common stock share price falls below certain pre-determined levels prior to closing.

- First Evergreen has granted Old Kent a 19.99% ``lock-up'' option, exercisable under certain specified circumstances.

-   Caps/Collars:  None.



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-   Immediate increase to Old Kent book value per share is expected to be $0.57.

- Old Kent expects the merger to be accretive by 3% to 1999 earnings; achieves a 13.4% internal rate of return.

- Estimated annual cost savings of $12 million. Total cost savings expected to equal approximately 30% of First Evergreen's non-interest expense.

- Old Kent expects to incur a $25 million pre-tax restructuring and merger related charge which is approximately 5.3% of the total acquisition price.

-   The transaction is expected to close in the fourth quarter of 1998.

- First Evergreen contribution: Estimated earnings w/synergies: 12.5% Percent of shares outstanding: 11.9% Percent of combined assets:
    12.3% Percent of combined equity: 16.2%

Non-Financial Issues

- The acquisition would double Old Kent's deposit market share in the Chicago area.

-   Would rank #1 in three communities: Evergreen Park, Oak Lawn and
    Orland Park.

Forward Looking Statements

This news release includes forward looking statements. Such statements relate to Old Kent's business and financial expectations generally and for the transaction announced. They are generally identified by use of the terms "`would," "should," "expect," "believe," "anticipate," variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Actual results could differ materially from those indicated by these statements. Old Kent's 1997 Annual Report to Shareholders section captioned "Forward Looking Statements" contains additional information about factors that could affect actual results.